Exhibit 3.1

ADVANCED ACCELERATOR APPLICATIONS

A limited company with a capital of €6 779 131,10

Registered office: 20, rue Diesel, 01630 Saint Genis Pouilly

BOURG EN BRESSE Trade and Companies Register no. 441 417 110

ARTICLES OF ASSOCIATION

Entry in Force on September 28th 2015

Translated from the French

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SECTION I – LEGAL FORM, PURPOSE, CORPORATE NAME, REGISTERED OFFICE AND DURATION

Article 1 - Legal form of the company

"ADVANCED ACCELERATOR APPLICATIONS" was incorporated in the form of a société à responsabilité limitée (limited liability company) through a private agreement signed on 4 March 2002 in THOIRY, which was registered in BELLEGARDE on 7 March 2002, sheet 92 number 2, and has a capital of €7500.

Its legal form was changed to that of a société anonyme (limited company) by an extraordinary general meeting held on 19 August 2002.

It continues to exist, being owned by the owners of the existing shares and any that may come to be created in the future. It is governed by the laws and regulations in force, and by these Articles of Association.

Article 2 - Purpose

The company's purpose, in France and abroad, is:

-	The sale of products, services and studies in the medical and industrial fields, particle accelerator applications, pharmaceuticals, chemicals, artificial radio-elements and any other similar products.

-	The production, marketing, distribution, transportation, export, importation and sale of radioactive isotopes for industrial and medical applications.

-	The production, marketing, distribution, transportation, export, importation and sale of chemicals, pharmaceuticals and medical products and any other similar products.

-	The production, marketing, distribution, transportation, export, importation and sale of industrial and medical appliances, devices and consumables, and associated services.

-	The company's participation, by any means, directly or indirectly, in any operations that relate to its purpose, by means of the creation of new companies, contributions, subscriptions, the purchase of corporate securities or rights, mergers, or by other means, the creation, acquisition, leasing, or lease-management of any businesses or establishments; registering, acquiring, exploiting or transferring any processes or patents relating to these activities.

-	And, in general, any industrial, commercial, financial, non-commercial or real estate operations, or operations concerning movable assets, that directly or indirectly relate to the company's purpose or to any similar or related purpose.

Article 3 - Corporate name

The company's corporate name is:

"ADVANCED ACCELERATOR APPLICATIONS".

Its acronym is: AAA.

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In all deeds and documents issued by the company and intended for third parties, the corporate name must be stated, immediately preceded or followed by the words "société anonyme" or the letters "S.A.", accompanied by mention of the amount of the share capital.

Article 4 - Registered office

The registered office is established at:

Saint Genis Pouilly (01630) – 20, rue Diesel.

It may be transferred to any other location in the same département or an adjacent département by a decision taken by the Board of Directors, subject to ratification of this decision by the next ordinary general meeting, and transferred anywhere else by a decision taken by a shareholders' extraordinary general meeting.

If transfer of the location of the registered office is decided on by the Board of Directors, it is authorized to amend the Articles of Association and complete the resulting formalities relating to legal notices and filing, on condition that it is indicated that the transfer is subject to the ratification provided for above.

Article 5 - Duration

The company's duration is set at ninety-nine (99) years as from its registration in the Trade and Companies Register, unless it is wound up early or its duration is extended by a decision taken by an extraordinary general meeting.

SECTION II – SHARE CAPITAL AND SHARES

Article 6 - Share capital

The share capital is set at the sum of SIX MILLION SEVEN HUNDRED AND SEVENTY NINE THOUSAND ONE HUNDRED AND THIRTY ONE EUROS AND TEN CENTIMES (€6 779 131, 10), divided into SIXTY-SEVEN MILLION SEVEN HUNDRED NINETY ONE THOUSAND ONE HUNDRED ELEVEN (67 791 311) shares with a nominal value of €0.10 each, all fully paid-up and all of the same class.

Article 7 - Increasing, reducing and redeeming the share capital

The share capital may be increased, reduced or redeemed in accordance with the provisions of the legislation in force.

The general meeting may, among other things, decide to reduce the share capital, either by reducing the nominal value of the shares, or by reducing the number of shares.

Article 8 - Form of the shares

The company's shares are registered or bearer shares. The existence of shares results from their registration in the name of the holder(s) in accounts maintained for that purpose by an authorized intermediary duly empowered by the company, under the conditions and in accordance with the procedures provided for by the law.

At the request of any shareholder, a shareholding certificate will be issued to them via the authorized intermediary.

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Article 9 - Share transfers

1. All share transfers must take place in accordance with the provisions of the law. All expenses resulting from share transfers will be payable by the transferee. The transmission of shares shall take place by their being transferred from one account to another, in accordance with the procedures stipulated by the legislation and regulations in force.

2. The company's shares are freely transferable.

Article 10 - The rights and obligations attached to shares

10.1- Void

10.2- Threshold

Any natural person or legal entity, acting either alone or in concert, that comes to hold a number of shares representing a proportion of the share capital or voting rights that is equal to or greater than 1% of the share capital or voting rights, or any multiple of this percentage, including any in excess of the declaration thresholds provided for by the legislation and regulations in force, must inform the company of the total number of shares and voting rights that they own, and also inform it of the number of securities giving future access to the capital, and the number of any voting rights that may be attached to these, by means of a letter sent by recorded delivery with return receipt, within a timeframe of ten (10) days as from the time crossing the threshold in question.

This obligation to inform the company also applies whenever a shareholder's holding in the share capital or the voting rights falls below one of the thresholds mentioned in the previous paragraph.

If not declared in accordance with the provisions of the Articles of Association, shares exceeding the portion which should have been declared will be deprived of their voting right at shareholders' meetings, in accordance with the provisions of the Commercial Code, if, at a meeting, the failure to have made a declaration is noted and one or more shareholders that together hold at least 5% of the share capital request this at this meeting.

The shares are transferable in the following conditions:

10.3-Preemptive right

The provisions of this article will apply whenever shares are transferred to a third party, even if the third party is a shareholder; regardless of whether the transfer is taking place free of charge or in return for a consideration, and even in the case of the sale of shares by public auction by virtue of a court decision or otherwise, except in the case of the unrestricted transfers listed below.

10.3.1 Definitions

Control:	the direct or indirect holding of at least "fifty percent (50%) of the capital and voting rights of a company plus one additional share and one additional vote".

Subsidiary:	signifies any French or foreign company or legal entity Controlled by an AAA shareholder.

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Notification(s): all Notifications shall be sent:

-	either by means of an extrajudicial document, or by means of a letter sent by recorded delivery with return receipt,
-	or by express mail (DHL, FedEx, UPS, etc.),
-	or by a recorded delivery email,
-	or by certified email.

The timeframes for Notifications stipulated in this article will start to run as from the time of receipt of the Notifications

Controlled Company/Companies: signifies one or more French or foreign companies Controlled by another French or foreign company,

Transfer:	any operation, whether carried out in return for a consideration or free of charge, that leads to the transfer of full ownership, bare ownership or the usufruct of securities issued by the company, in particular transfers, exchanges (including exchanges in the context of a merger or demerger), placing in a trust, contributions of capital or assets to companies, donations, liquidations of joint estate or inheritance.

Securities:	by securities is meant the company's shares and any security representing them or that could grant the right to them by conversion, exchange, reimbursement, subscription or any other method, and the subscription rights or allotment rights attached to the said securities.

10.3.2 Cases where transfer of the company’s Securities are unrestricted

No Transfer of Securities carried out in the manner listed below will be subject to the preemptive right defined in this article, namely transfers made:

o	by a shareholder who is a natural person to their heirs, by means of inheritance or donation;

o	by a shareholder that is a legal entity to the benefit of the company or person that has Control of the said shareholder, or by the said company or person to the benefit of the shareholder that initiated the Transfer of Securities in application of clause 10.3.2 of this Article,

o	by a shareholder to the benefit of one of its Subsidiaries or by one of its Subsidiaries to the benefit of the shareholder that initiated the Transfer of Securities in application of clause 10.3.2 of this Article

o	between the Subsidiaries held by the shareholder that initiated the Transfer of Securities to one of these Subsidiaries in application of clause 10.3.2 of this Article,

o	by a shareholder to the benefit of a company which is Controlled by the company or person holding Control in respect of this shareholder

o	between the companies Controlled by a company or person holding Control in respect the shareholder that initiated the Transfer of Securities in application of clause 10.3.2 of this Article,

o	by a shareholder to the benefit of a corporate trust or a trust or between a corporate trust or a trust set in place by a shareholder to another corporate trust or trust set in place by the same shareholder.

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The shareholder that initiated the Transfer of Securities in application of clause 10.3.2 of this Article undertakes to purchase the transferred Securities if:

-	the Subsidiary that is the beneficiary of the Transfer of Securities ceases to be a Subsidiary the shareholder that initiated the Transfer,

-	the company that is the beneficiary of the Transfer that was Controlled by the same company or person that controlled the shareholder that initiated the Transfer ceases to be Controlled by this same company or person,

-	the corporate trust or trust that is the beneficiary of the Transfer of Securities ceases to be a corporate trust or trust belonging to the shareholder that initiated the Transfer.

10.3.3 Organization of the pre-emptive right

Any plan to Transfer Securities of the company belonging to one of the shareholders must be notified to the company, with mention of:

-	the number and nature of the Securities whose Transfer is planned,

-	the surname, first name and domicile, or corporate name and registered office, of each of the beneficiaries of the Transfer and, if the transferee is a legal entity, the corporate name and registered office of the company which controls it, where applicable.

-	the price or valuation, in the case of a transfer that is to be made in return for a consideration, or an estimation of the value of the Securities in the case of a transfer that is to be made free of charge,

-	the payment terms applicable to the price and all other conditions applicable to the operation.

•	As from the time of this Notification, the transferor will not be able to withdraw from making the Transfer.

•	Within a timeframe of five (5) days as from this Notification, the Managing Director will send a copy to all the company's shareholders, unless the Transfer of Securities is unrestricted in application of this Article.

•	Within a maximum time frame of fifteen (15) days as from receipt of the copy of the Notification sent to them by the Managing Director, shareholders that wish to exercise their pre-emptive right must inform the company of this, indicating the number of Securities that they wish to acquire. Failing this, they will be deemed to have definitively renounced their preemptive right in respect of the Transfer in question.

•	If the total number of shares or securities that the shareholders have declared that they wish to acquire is greater than or equal to the number of shares or securities whose Transfer is planned, the Securities concerned will be shared out between them pro rata to their total stake in the share capital before the Transfer, within the limit of their request, any fractional shares being shared out in accordance with the quota method.

•	The Managing Director will draw up a list of the purchasers with the number of Securities preempted by each of them, and will send a copy of this to each of them and also to the transferor within a maximum timeframe of five (5) days as from the expiry of the timeframe for notification concerning the exercising of the aforesaid pre-emptive right.

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•	The price of the Securities will correspond to the price or valuation indicated in the notification concerning the planned Transfer sent to the company by the transferor.

If no pre-emptive rights are exercised within this timeframe, the planned Transfer may take place under the conditions notified to the company.

If one or more beneficiaries notify the company of their intention to exercise their preemptive right, this right can only be exercised if all the requests notified to the company correspond to all the Securities whose transfer is planned, unless the transferor agrees otherwise.

•	If the exercise of pre-emptive rights does not enable the acquisition of all the Securities that the transferor shareholder plans to sell, unless the said shareholder agrees otherwise the preemptive rights will be deemed never to have been exercised. In this case the transferor shareholder may freely transfer their Securities to the transferee mentioned in the notification, under the conditions provided for in it.

•	However, the transferor shareholder may ask for the benefit of exercise of the preemptive right to be exercised up to the number of Securities that the other shareholders have stated that they wish to acquire.

•	In this case, the transferor shareholder may:

a)	either renounce the right to transfer the balance of the Securities that they had planned to transfer,
b)	or transfer the balance of the Securities to the transferee mentioned in the notification, under the conditions provided for in it.

•	At all events, the transfer of the Securities to the third party/third parties and/or the shareholders (in the case of exercise of the pre-emptive right) must be completed within a timeframe of fifteen (15) days as from the expiry of the timeframe set for exercise of the preemptive right. Once this timeframe has expired, if the transfer of the Securities has not taken place, the transferor shareholder must once again embark on the procedure relating to the exercise of the pre-emptive right in accordance with the provisions of the Articles of Association.

10.3.4 Procedure for making the above Notifications

In order to have the possibility of making their Notification by means of an email sent by recorded delivery or certified delivery, each shareholder must communicate their email address to the company. This communication implies acceptance of the means of electronic notification and authorizes the company to inform the other shareholders of their email address via a directory that will be updated immediately after any share transfer.

Shareholders that have not informed the company of their email address or have not informed it of their new email address if it has changed will not be entitled to use this means of Notification.

These provisions apply exclusively in the context of the performance of Article 10.3 of these Articles of Association, in accordance with the provisions of Articles 1369-7, 1369-8 and 1369- 9 of the French Civil Code.

Ordinary emails are not a valid means of Notification.

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Article 11 - Paying for shares

Sums to be paid in payment of cash shares subscribed for on the score of a capital increase will be payable in accordance with the terms decided on by the extraordinary general meeting concerned.

On the occasion of a capital increase, the initial payment cannot be less than one-quarter of the nominal value of the shares plus, where applicable, the whole of the share premium.

Calls for payment of the balance shall be made by the Board of Directors in one or more stages within a timeframe of five (5) years as from the date of accomplishment of the capital increase.

Sums remaining due in respect of shares to be paid for in cash shall be the subject of calls for payment issued by the Board of Directors, which shall determine the dates and amounts of calls for funds.

Shareholders that do not pay sums due in respect of shares held by them by the due payment date will ipso jure owe the company interest for late payment, calculated daily as from the due payment date and charged at the official interest rate applicable in commercial matters increased by three percentage points, without prejudice to the compulsory enforcement measures provided for by the law.

SECTION III – ADMINISTRATION OF THE COMPANY

Article 12 - Board of Directors

1. The company shall be administered by a Board of Directors made up of natural persons or legal entities, which shall have between three and eighteen members that shall be appointed by general meetings.

Legal entities must, at the time of their appointment, appoint a natural person as their permanent representative on the Board of Directors. The duration of the permanent representative's term of office shall be the same as that of the legal entity that they are representing. If a legal entity revokes its permanent representative's appointment, it must replace them immediately. The same provisions will apply in the case of the death or resignation of the permanent representative.

The duration of the term of office of Board members shall be one (1) year, a year being the period which separates two consecutive annual ordinary general meetings. A Board member's term of office will end at the end of the shareholders' ordinary general meeting called to approve the accounts for the previous financial year.

Board members shall always be eligible for reappointment; they may be removed from office at any time by a decision taken by a shareholders' general meeting.

If one or more seats on the Board of Directors fall vacant as a result of death or resignation, the Board of Directors may, between two general meetings, make provisional appointments. Board members appointed in replacement of another Board member whose appointed term of office has not yet expired, will only remain in office for the remainder of their predecessor's appointed term of office.

Appointments made by the Board of Directors by virtue of the preceding paragraph will be subject to ratification by the next ordinary general meeting.

If an appointment is not ratified, prior decisions and actions taken by the Board will nonetheless remain valid.

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When the number of Board members falls below the legal minimum, the remaining Board members must immediately convene an ordinary general meeting with a view to appointing new Board members.

The Board members must not have reached the age of seventy five (75). When a board member has reached this age, his mandate continues until his assigned term.

2. The Board of Directors shall elect a Chairman from among its members, whose remuneration it shall determine. The Chairman, who must be a natural person, shall be appointed for a duration which cannot extend beyond their term of office as a Board member. They shall be eligible for reappointment.

The Board of Directors may be removed from office at any time. Any conflicting provision will be deemed to have not been written.

The Chairman must not have reached the age of seventy five (75). When they reach this age, they will automatically be deemed to have resigned. Their term of office will continue however until the next Board of Directors' meeting, during which their successor will be appointed. Subject to this provision, the Chairman of the Board shall always be eligible for reappointment.

The Board of Directors shall appoint from among its members a Board member to be responsible for standing in for the Chairman in the event of their absence, their being temporary unable to fulfil their duties, their resignation or death, or the non-renewal of their appointment. If the Chairman is temporary unable to fulfil their duties, they will stand in for them solely for the duration of this situation; in the other cases, they will stand in for the Chairman until the election of a new Chairman.

3. The Chairman of the Board of Directors organizes and directs the Board's work, and gives an account thereof to general meetings. They ensure the satisfactory operation of the company's various bodies, and in particular ensure that the Board members are in a position to fulfil their mission.

Article 13 - Decisions taken by the Board of Directors

The Board of Directors shall meet at Board meetings convened by the Chairman as often as the interest of the company renders this necessary. They will be held at the registered office or at the place indicated in the notice of meeting. Meetings shall be convened by any means, even verbally, three (3) days in advance; they may also take place without delay if all the Board members agree to this.

Meetings of the Board of Directors shall be chaired by the Chairman of the Board of Directors. If the Chairman is absent, the Board of Directors shall appoint, for each meeting, one of its members to chair the meeting; if the votes cast to appoint the chairman of the meeting are tied, the meeting shall be chaired by the oldest of the Board members voted for.

If no Board meeting has been held for over two (2) months, at least one-third (1/3) of the members of the Board of Directors may request the Chairman to convene a meeting with a predetermined agenda. The Managing Director may also request the Chairman to convene a Board of Directors' meeting with a predetermined agenda. The Chairman will be obliged to accede to such requests.

If a Works Council exists, its representatives, who shall be appointed in accordance with the provisions of the Labour Code, must be invited to attend all Board of Directors' meetings.

An attendance register shall be kept, and minutes shall be drawn up after each meeting.

Board meetings can only take valid decisions if at least half the members of the Board of Directors are present.

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Decisions shall be taken by a majority vote of the members present or represented. In the case of an equality of votes, the President shall have the casting vote.

Internal rules adopted by the Board of Directors may, among other things, stipulate that when calculating the quorum and majority, Board members that attend Board meetings by video conferencing or telecommunication means that are compliant with the regulations in force will be deemed to be present.

Copies of or excerpts from the minutes of Board of Directors' meetings shall be validly certified as being true copies by the Chairman of the Board of Directors, the Managing Director, the Deputy Managing Directors, the Managing Director temporarily assuming the duties of the Chairman, or a person who has been empowered for that purpose.

Board members, and anyone attending Board of Directors' meetings, will be obliged to maintain discretion vis-à-vis information of a confidential nature presented as such during a Board meeting.

Article 14 - The Board of Directors' powers

The Board of Directors shall determine the orientations of the company's activity and ensure their implementation. Subject to the powers expressly attributed by law to shareholders' meetings, and within the limits of the company's purpose, it shall deal with all questions concerning the satisfactory running of the company, and through its decisions rule on company matters.

In its relations with third parties, the company is bound by all actions taken by the Board of Directors, even if they do not come within the scope of the company's purpose, unless it can prove that the third party concerned knew that the action in question lay outwith this scope or could not be unaware of it under the circumstances, mere publication of the Articles of Association being insufficient to constitute such proof.

The Board of Directors shall carry out the checks and verifications that it deems appropriate. Each Board member shall receive all the information necessary for them to fulfil their mission, and may have any documents that they deem of utility communicated to them.

In addition, the Board of Directors shall exercise the special powers granted to it by the law.

Article 15 - Method of ensuring the general management of the company

In accordance with the legislation in force, the general management of the company shall be assumed, under their responsibility, either by the Chairman of the Board of Directors, or by another natural person appointed by the Board of Directors, who shall have the title of Managing Director.

Changing the method of ensuring the company's general management will not lead to amendment of the Articles of Association.

When the general management of the company is ensured by the Chairman, legislative and regulatory provisions and the provisions of the Article of Association relating to the Managing Director will be applicable to them. They shall have the title of Chairman and Managing Director.

Article 16 - General Management

The Board of Directors shall appoint, either from among its members or outwith them, a Managing Director, who must be a natural person aged under sixty five (65). The Managing

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Director shall have the widest possible powers to act in all circumstances in the name of the company.

He shall exercise their powers within the limits of the company's purpose and subject to the powers that the law expressly attributes to shareholders' meetings and to the Board of Directors. He represents the company in its relations with third parties. The company will be bound even by actions taken by the Managing Director that lie outwith the scope of the company's purpose, unless the company can prove that the third party concerned knew that the action in question lay outwith this scope or could not be unaware of it under the circumstances, mere publication of the Articles of Association being insufficient to constitute such proof.

Decisions taken by the Board of Directors that limit the powers of the Managing Director will not enforceable on third parties.

At the suggestion of the Managing Director, the Board of Directors may appoint one or more natural persons to be responsible for assisting the Managing Director, who shall have the title of Deputy Managing Director. The number of Deputy Managing Directors cannot exceed five.

The Deputy Managing Directors must be aged under sixty five (65). In agreement with the Managing Director, the Board of Directors shall determine the scope and duration of the powers granted to the Deputy Managing Director(s). Vis-à-vis third parties, the Deputy Managing Directors shall have the same powers as the Managing Director.

The Managing Director may be removed from office at any time by the Board of Directors. The same applies, at the proposal of the Managing Director, to Deputy Managing Directors. If removal from office is decided on without any valid reason(s) for this, this may result in damages being due, except when the Managing Director is also the Chairman of the Board of Directors.

If the Managing Director ceases to perform or is prevented from performing their duties, the Deputy Managing Directors shall retain their tasks, duties and responsibilities until the appointment of the new Managing Director, unless decided otherwise by the Board.

The Board of Directors shall determine the remuneration of the Managing Director and the Deputy Managing Directors.

SECTION IV – GENERAL MEETINGS

Article 17 - General Meetings

1. Shareholders' meetings shall be convened by the Board of Directors under the conditions stipulated by law and in accordance with the timeframes stipulated by law.

They shall be held at the registered office or in any place designated by the convenor of the meeting, even outside the registered office or the département in which the registered office is located.

2. Each shareholder has the right to participate in general meetings on presentation of proof of their identity and the registration in the company's accounts of their shares, either in their name or in the name of an intermediary registered on their behalf under the conditions and in accordance with the timeframes provided for by the law.

If not present in person at a meeting, shareholders may choose between one of the following three formulas:

-	they may give a proxy to another shareholder or their spouse, or partner with whom they have concluded a civil solidarity pact;

-	they may vote by correspondence; or

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-	they may send a proxy form to the company without indicating a proxy holder, in accordance with the provisions of the legislation and regulations in force.

Even if they have been deprived of their right to vote, bare owners of shares always have the right to be present at general meetings.

The Board of Directors may, in accordance with the provisions of the legislation and regulations in force, organize shareholders' attendance and voting at meetings by video conferencing or by another means of telecommunication enabling their identification.

Shareholders participating in meetings by video conferencing or any of the other means of telecommunication provided for above, as decided on by the Board of Directors, shall be considered to be present at meeting when calculating the quorum and the majority.

3. An attendance sheet shall obligatorily be kept at each meeting. The proxies given to shareholders' representatives and, where applicable, postal voting forms, will be appended to this attendance sheet. Minutes shall be drawn up of the proceedings of each meeting.

Meetings shall be chaired by the Chairman of the Board of Directors or, in their absence, by a Board member designated by the Board of Directors.

The officers of each meeting shall comprise a Chairman and two scrutineers. The role of scrutineer shall be filled by the two shareholders present and accepting this role that both personally and as representatives hold the highest number of votes. The meeting's officers shall appoint a secretary to the meeting, who need not be a shareholder.

4. The voting right attached to each share is proportional to the portion of the share capital that it represents.

5. The competence of ordinary, extraordinary and special meetings is as stipulated by the law.

6. Ordinary general meetings can only take valid decisions if the shareholders present, represented or that voted by correspondence own at least one-fifth of the shares with voting rights. If this is not the case a second meeting must be convened. No quorum will be required at this second meeting.

Subject to the derogations provided for in the case of certain capital increases and changes to the company's legal form, extraordinary general meetings can only take valid decisions if the shareholders present, represented or that voted by correspondence own at least one-quarter of the shares with voting rights at the time of the meetings being first convened or, if a meeting has been convened for a second time, own one-fifth of the voting rights.

Special meetings can only take valid decisions if the shareholders present, represented or that voted by correspondence own at least at least one-third of the shares with voting rights at the time of the meeting's being first convened or, if a meeting has been convened for a second time, own one-fifth of the voting rights.

7. Ordinary general meetings take decisions by a majority of the votes held by the shareholders present or represented or that voted by correspondence. Extraordinary general meetings and special meetings take decisions by a two-thirds majority of the votes held by the shareholders present or represented or that voted by correspondence.

8. Copies of or excerpts from the minutes of meetings shall be validly certified by the Chairman of the Board of Directors, a Board member holding the post of Managing Director, or the secretary of the meeting.

Ordinary and extraordinary general meetings will exercise their respective powers in accordance with the provisions of the legislation in force.

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SECTION V – AUDITORS

Article 18 - Auditors

1. Auditing of the company shall be carried out, under the conditions set by the law, by one or more auditors that meet the legal conditions concerning eligibility. When the corresponding legal conditions are met, the company must appoint at least two auditors.

Each auditor shall be appointed by an ordinary general meeting.

An ordinary general meeting shall appoint one or more deputy auditors, whose mission will be to replace the statutory auditors in the event of their refusing to perform their duties or being unable to so, or in the event of their resignation or death.

2. The auditors shall be appointed for a term of office of six (6) years.

SECTION VI – FINANCIAL YEAR

Article 19 - Financial year

Each of the company's financial years will have duration of twelve months, which will commence on 1 January and end on 31 December each year.

SECTION VII – DISPUTES

Article 20 - Disputes

Any disputes that may arise during the company's lifetime or during its liquidation, either between the shareholders and the company, or between the shareholders themselves, relating to the interpretation or performance of these Articles of Association or, in general, concerning company matters, will be subject to the jurisdiction of the competent courts.

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